For More Information:
Michael Smith Vice President, Business Development (201) 802-7101	Lilian Stern Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Announces Release of Clinical Hold on MEM 3454

MONTVALE, N.J., December 11, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that the U.S. Food and Drug Administration (FDA) has completed its review of the investigational new drug application (IND) for MEM 3454 and has informed the Company that the clinical hold on the development of this drug candidate has been released. The Company now plans to commence its previously-announced Phase 2a clinical trial for MEM 3454 in Alzheimer’s disease during the first quarter of 2007.

“Memory has worked diligently with the FDA since this trial was placed on clinical hold in October, and we are pleased that we will now be able to move forward with the proof-of-concept trial for this important drug candidate,” stated Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. “Given the safety and pharmacokinetic results of the Phase 1 trial for MEM 3454 and the positive cognitive data generated in that trial, we believe that MEM 3454 may offer a new approach for the treatment of debilitating central nervous system disorders.”

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #